Exhibit 10.2

COLLATERAL SHARING AGREEMENT

This COLLATERAL SHARING AGREEMENT, dated as of October 25, 2012 (this “Agreement”), by and among Citibank, N.A., as administrative and collateral agent for the Lenders (as defined below) under the Amended Credit Agreement referred to below (in such capacity, together with any successors and assigns in such capacity, the “Bank Agent”); U.S. Bank National Association, as trustee on behalf of the Noteholders (as defined below) under the Indenture referred to below (in such capacity, together with any successors and assigns in such capacity, the “Trustee”); and Deutsche Bank Trust Company Americas, as the Notes Collateral Agent under the Indenture (in such capacity, together with any successors and assigns in such capacity, the “Notes Collateral Agent;” together with the Trustee and the Bank Agent, the “Parties” and each a “Party”).

WHEREAS, Clear Channel Communication, Inc. (“Clear Channel” or “Parent Borrower”), Clear Channel Capital I, LLC, a Delaware limited liability company, the Subsidiary Co-Borrowers, the Foreign Subsidiary Revolving Borrowers, the Bank Agent and the lenders from time to time party thereto (the “Lenders”), among others, are party to that certain Credit Agreement dated as of May 13, 2008, as amended and restated as of February 23, 2011 (the “Existing Credit Agreement”);

WHEREAS, the Lenders and Clear Channel have negotiated the terms of an amendment to the Existing Credit Agreement (the “Amendment”), to be dated as of the date hereof, allowing for, among other things, the consummation of an exchange offer as described in that certain Clear Channel Communications, Inc. Offering Circular, dated October 12, 2012 (the “Offering Circular”), pursuant to which the Lenders shall have the option to exchange Term Loans (as defined in the Existing Credit Agreement) into Notes on the terms described therein and in the Amendment (the “Exchange Offer”), and, in connection therewith, each of the Lenders and the Noteholders are approving this Agreement and authorizing the Bank Agent to enter into this Agreement on behalf of the Lenders and the Trustee and the Notes Collateral Agent, to enter into this Agreement on behalf of the Noteholders, as applicable;

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1 Definitions.

Capitalized terms used herein without definition shall have the meanings assigned to such terms in the First Lien Intercreditor Agreement (as defined below). In addition, the following terms shall have the following meanings:

“Amended Credit Agreement” shall mean the Existing Credit Agreement as amended by the Amendment, as further amended and in effect from time to time.

“Bankruptcy Court” shall mean the court having jurisdiction over any Insolvency or Liquidation Proceedings.

“Company” means Clear Channel and its Subsidiaries.

“Encumbered Principal Properties” means the Principal Properties that the Bank Agent for the benefit of the secured parties under the Amended Credit Agreement has been granted a valid and perfected security interest in (other than any Principal Properties that the Trustee, for the benefit of the secured parties under the Indenture, has been granted a security interest in), which has not been avoided.

“First-Lien Intercreditor Agreement” means that certain First-Lien Intercreditor Agreement, dated as of February 23, 2011, by and among Clear Channel, the other pledgers party thereto, the Bank Agent, the Notes Collateral Agent (after execution of the Joinder Agreement) and each additional authorized representative party thereto from time to time.

“First Principal Properties Trigger Date” means the date following the Trigger Date on which the Bank Agent receives a Principal Properties Recovery Amount in an amount of cash and the fair value of other consideration of the lesser of (a) $100 million in the aggregate and (b) an amount that represents all or substantially all of the Principal Properties Recovery Amount likely to be received or realized by the Bank Agent on behalf of the Lenders in respect of all Encumbered Principal Properties, in each case as determined by the Bank Agent acting reasonably and in good faith (but subject to the dispute resolutions procedures set forth in Section 2.2 and Section 2.3 hereof); provided that if such Principal Properties Recovery Amount in clause (a) does not represent, as determined by the Bank Agent acting reasonably and in good faith, all or substantially all of the Principal Properties Recovery Amount likely to be received or realized by the Bank Agent on behalf of the Lenders in respect of all Encumbered Principal Properties, the Bank Agent shall have the right, in its discretion, to postpone the First Principal Properties Trigger Date by providing a notice in writing to the Trustee to a date no later than the earlier of (x) six (6) months after the First Principal Properties Trigger Date (determined without giving effect to this proviso) and (y) the date on which the Bank Agent shall have received a Principal Properties Recovery Amount in respect of all or substantially all of the Encumbered Principal Properties, as determined by the Bank Agent acting reasonably and in good faith, or to such other date as shall be mutually agreed to by the Trustee and the Bank Agent in writing.

“Indenture” means that certain Indenture, dated as of the date hereof, between the Parent Borrower, the Notes Collateral Agent and the Trustee, as amended and in effect from time to time.

“Noteholders” mean the holders of the Notes from time to time.

“Notes” mean those certain 9% Priority Guarantee Notes due 2019 issued pursuant to the Indenture on the date hereof or any Exchange Notes or Additional Notes each issued after the date hereof under, and as defined in, the Indenture so long as such Exchange Notes or Additional Notes, as the case may be, constitute Additional First-Lien Obligations under the First Lien Intercreditor Agreement and, in the case of such Additional Notes, such Additional Notes are issued pursuant to a future Permitted Debt Exchange (as defined in the Amended Credit Agreement as of the date hereof) pursuant to and in accordance with Section 2.18 of the Amended Credit Agreement (as in effect on the date hereof) that results in a dollar for dollar reduction in the principal amount of Term Loans outstanding under the Amended Credit Agreement.

“Notes Recovery Amount” means, as of a date of determination, the aggregate recovery amount of cash and other consideration received by or on behalf of the Trustee and/or the Notes Collateral Agent, whether in its capacity as a secured creditor or unsecured creditor, on behalf of the Noteholders on and after the Trigger Date and through the date of determination on account of the principal amount of the Notes (after giving effect to the First Lien Intercreditor Agreement and the ABL Intercreditor Agreement), whether through a liquidation, asset sale, plan of reorganization or otherwise (but excluding any payment received from the Bank Agent pursuant to Section 2.1 of this Collateral Sharing Agreement).

“Notes Pro Rata Portion” means a fraction, the numerator of which is (x) the principal amount of Notes outstanding on the Trigger Date (but only to the extent that such amount has not been disallowed in any Insolvency and Liquidation Proceeding) and the denominator of which is (y) the sum of the principal amount of the Notes and Loans outstanding on the Trigger Date (but only to the extent that such amounts have not been disallowed in any Insolvency and Liquidation Proceeding).

“Person” means an individual, a corporation, a partnership, an association, a trust or any other entity or organization.

“Principal Properties” means each radio broadcasting, television broadcasting or outdoor advertising property located in the United States owned or leased by the Parent Borrower or any Subsidiary (as defined in the Retained Existing Notes Indenture) that is a “Principal Property” under (and as defined in and determined in accordance with) the Retained Existing Notes Indenture.

“Principal Properties Recovery Amount” means, as of the date of determination, the aggregate recovery amount of cash and the fair value of any other consideration received by or on behalf of the Bank Agent for the benefit of the Lenders after the Trigger Date in its capacity as a secured creditor on account of the principal amount of the Loans that can be identified as a recovery in respect of Encumbered Principal Properties or that is received by or distributed to the Bank Agent on behalf of the Lenders on account of its security interest in the Encumbered Principal Properties, in any case, whether through a liquidation, asset sale, plan of reorganization or otherwise. Any determination of the fair value of the Bank Agent’s security interest in Encumbered Principal Properties or non-cash consideration made by the Bankruptcy Court shall be conclusive. If the Bankruptcy Court does not determine the fair value of the Bank Agent’s security interest in Encumbered Principal Properties or the fair value of non-cash consideration, such determination shall be made by the Bank Agent reasonably and in good faith, but subject to the right of the Trustee to object as provided in Section 2.2(a) below and further subject to the dispute resolution mechanism provided in Section 2.3 below if the Parties cannot agree on such valuation. If in connection with any plan of reorganization or other distribution in any Insolvency and Liquidation Proceeding, the Bank Agent on behalf of the Lenders recovers (or receives a distribution) as a result of its security interest in Shared Collateral and Encumbered Principal Properties a percentage of its principal claim against the Parent Borrower that is not disallowed that is greater than the percentage of the principal claim that is not disallowed that is received or recovered by the Trustee and the Notes Collateral Agent as a result of their security interest in Shared Collateral, then there will be a rebuttable presumption that such excess recovery shall be attributable to the Bank Agent’s security interest in Encumbered Principal Properties. Such presumption may be rebutted by the Bank Agent if, among other things, such excess recovery is attributable to a recovery on other collateral that the Bank Agent has a security interest in on behalf of the Lenders that the Trustee and the Notes Collateral Agent do not have a security interest in (other than Encumbered Principal Properties) or if one or more security interests of the Trustee and the Notes Collateral Agent in Shared Collateral is avoided or otherwise does not rank pari passu to the security interest of the Bank Agent as a result of an intervening lien or otherwise. If the Principal Properties Recovery Amount is being determined on the First Principal Properties Trigger Date, then it shall be determined to include the Principal Properties Recovery Amount received after the Trigger Date and on or prior to the First Principal Properties Trigger Date. If the Principal Properties Recovery Amount is being determined on a Subsequent Principal Properties Trigger Date, then it shall be determined to include the Principal Properties Recovery Amount received after the later of (x) the First Principal Properties Trigger Date and (y) the last Subsequent Principal Properties Trigger Date, and on or prior to such Subsequent Principal Properties Trigger Date.

“Pro Rata Adjusted Portion” means, at the date of determination, a fraction, the numerator of which is (x) the aggregate amount of the Principal Properties Recovery Amount paid or provided by the Bank Agent to the Trustee pursuant to Section 2.1 of this Collateral Sharing Agreement since the Trigger Date through the date of determination and the denominator of which is (y) the principal amount of Notes outstanding on the Trigger Date (to the extent such amount has not been disallowed in any Insolvency and Liquidation Proceeding).

“Retained Existing Notes Indenture” means that certain Indenture, dated as of October 1, 1997, between the Parent Borrower and The Bank of New York Trust Company, N.A., as trustee thereunder, as may be amended, supplemented or modified from time to time through March 27, 2008.

“Springing Lien Termination Date” means the earlier to occur of (i) the satisfaction of the Existing Notes Condition (as defined in the Amended Credit Agreement as in effect on the date hereof) and (ii) the Springing Lien Trigger Date (as defined in the Indenture as in effect on the date hereof).

“Subsequent Note Trigger Date” means each date after the First Principal Properties Trigger Date that the Trustee and/or the Notes Collateral Agent has received for the benefit of the Noteholders a Notes Recovery Amount; provided that if a Subsequent Note Trigger Date shall have occurred during the prior 30 day period, the Trustee shall have the right to postpone the Subsequent Note Trigger Date to a date no more than 30 days after the prior Subsequent Note Trigger Date by notice in writing to the Bank Agent, and the Trustee and the Bank Agent shall have the right to postpone the Subsequent Note Trigger Date to such other date following the First Principal Properties Trigger Date as shall be mutually agreed by them in writing.

“Subsequent Principal Properties Trigger Date” means a date or dates following the First Principal Properties Trigger Date on which the Bank Agent receives a Principal Properties Recovery Amount, as determined by the Bank Agent acting reasonably and in good faith; provided that if such Principal Properties Recovery Amount does not represent, as determined by the Bank Agent acting reasonably and in good faith, the balance of the Principal Properties Recovery Amount reasonably anticipated to be recovered by the Bank Agent in respect of all Encumbered Principal Properties, as determined by the Bank Agent acting reasonably and in good faith, the Bank Agent shall have the right, in its discretion, to postpone the applicable Subsequent Principal Properties Trigger Date by providing a notice in writing to the Trustee to a date no later than the earlier of (x)

three months (3) months after the Subsequent Principal Properties Trigger Date (determined without giving effect to this proviso) and (y) the date on which the Bank Agent shall have received a Principal Properties Recovery Amount in respect of the balance of the Principal Properties Recovery Amount reasonably anticipated to be recovered by the Bank Agent in respect the Encumbered Principal Properties, as determined by the Bank Agent acting reasonably and in good faith, or to such other date as shall be mutually agreed to by the Trustee and the Bank Agent in writing.

“Trigger Date” shall mean the commencement of an Insolvency or Liquidation Proceeding with respect to the Parent Borrower.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York.

2 Allocation of Recoveries.

2.1 (a) Subject to the notice and extension provisions set forth in Section 2.2 below, within fourteen (14) Business Days after the First Principal Properties Trigger Date, (i) the Bank Agent will pay to the Trustee from the Principal Properties Recovery Amount determined as of the First Principal Properties Trigger Date a portion of the amount of cash and an allocable amount of any other form of consideration if such Principal Properties Recovery Amount was received, in whole or in part, in such other form equal to the Notes Pro Rata Portion of Principal Properties Recovery Amount and (ii) the Trustee and the Notes Collateral Agent will pay to the Bank Agent from any Notes Recovery Amount received though the First Principal Properties Trigger Date, a portion of the amount in cash and an allocable amount of any other form of consideration if such Notes Recovery Amount was received, in whole or in part, in such other form equal to the Pro Rata Adjusted Portion of such Notes Recovery Amount. The Bank

Agent on one hand, and the Trustee and the Notes Collateral Agent, on the other hand, shall be entitled to net the cash payments (and, to the extent reasonably practicable, the non-cash consideration) required in clauses (i) and (ii) above in connection with making the payments required by this Section 2.1(a).

(b) Subject to the notice and extension provisions set forth in Section 2.2 below, within fourteen (14) Business Days after each Subsequent Principal Properties Trigger Date, (i) the Bank Agent will pay to the Trustee from the Principal Properties Recovery Amount determined as of such Subsequent Principal Properties Trigger Date a portion of the amount in cash and an allocable amount of any other form of consideration if such Principal Properties Recovery Amount was received, in whole or in part, in such other form equal to the Notes Pro Rata Portion of such Principal Properties Recovery Amount and (ii) the Trustee and the Notes Collateral Agent will pay to the Bank Agent from any Notes Recovery Amount received through such Subsequent Principal Properties Trigger Date, a portion of the amount in cash and an allocable amount of any other form of consideration if such Notes Recovery Amount was received in, whole or in part, in such other form equal to (x) the Pro Rata Adjusted Portion of such Notes Recovery Amount, less (y) any amounts previously paid by the Trustee to the Bank Agent pursuant to Section 2.1(a) above or 2.1(c) below. The Bank Agent, on one hand, and the Trustee and the Notes Collateral Agent, on the other hand, shall be entitled to net the cash payments (and if reasonably practicable, the non-cash consideration) required in clauses (i) and (ii) above in connection with making the payments required by this Section 2.1(b).

(c) Subject to the notice and extension provisions set forth in Section 2.2 below, within eight (8) Business Day after each Subsequent Note Trigger Date, the Trustee and the Notes Collateral Agent will pay to the Bank Agent from any Notes Recovery Amount received through such Subsequent Notes Trigger Date, a portion of the amount in cash and an allocable amount of any other form of consideration if such Notes Recovery Amount was received, in whole or in part, in such other form equal to (x) the Pro Rata Adjusted Portion of such Notes Recovery Amount, less (y) any amounts previously paid by the Trustee to the Bank Agent pursuant to Section 2.1(a) or 2.1(b) above.

(d) For the avoidance of doubt, in no event shall the Trustee be required to pay to the Bank Agent pursuant to this Section 2.1 an amount in cash or other form of consideration having a fair value greater than the amount paid by the Bank Agent to the Trustee under Section 2.1, and in no event shall any payment be required under this Section 2.1 to be paid to either the Bank Agent or the Trustee if it would result in the Lenders or the Noteholders, as applicable, being paid more than the full principal amount of Loans or Notes, respectively, as a result thereof.

(e) The Parties acknowledge and agree that to the extent any payment or other distribution that would otherwise be included in the Principal Properties Recovery Amount is paid directly to the Lenders, the Bank Agent shall have no obligation to recover the Notes Pro Rata Portion of such payment or distribution for the benefit of the Trustee, and the Bank Agent will have no liability to the Trustee with respect to the Notes Pro Rata Portion of such payment or distribution or otherwise with respect to the foregoing, but the Trustee may in its discretion take such action against such Lenders as is reasonably necessary to recover any such amounts from such Lenders. The Parties acknowledge and agree that to the extent any payment or other distribution that would otherwise be included in the Notes Recovery Amount is paid directly to the Noteholders or otherwise previously distributed to the Noteholders, Trustee shall have no obligation to recover the Pro Rata Adjusted Portion of such payment or distribution for the benefit of the Bank Agent, and the Trustee will have no liability to the Bank Agent or Lenders with respect to the Pro Rata Adjusted Portion of such payment or distribution or otherwise with respect to the foregoing, but the Bank Agent may in its discretion take such action against such Noteholders as is reasonably necessary to recover any such amounts from such Noteholders.

2.2 (a) The Bank Agent agrees to promptly notify the Trustee and the Notes Collateral Agent in writing of the occurrence of the First Principal Properties Trigger Date and each Subsequent Principal Properties Trigger Date after it obtains actual knowledge of the occurrence of such First Principal Properties Trigger Date or Subsequent Principal Properties Trigger Date, as applicable. Within three (3) Business Days after the notice referred to in the previous sentence shall have been delivered, the Bank Agent shall notify the Trustee and the Notes Collateral Agent in writing of its determination of the amount payable by the Bank Agent under Section 2.1(a) or 2.1(b), as applicable. If the Trustee has not objected in writing to the Bank Agent’s determination of the amount payable by it to the Trustee within three (3) Business Days after the written notification in the preceding sentence, then the Bank Agent’s calculation of the amount payable by it to the Trustee shall become conclusive and final absent manifest error. Within three (3) Business Days after the Bank Agent’s calculation of the amount payable by it has been delivered to the Trustee, the Trustee shall notify the Bank Agent and the Notes Collateral Agent in writing of its determination of the amount payable by the Trustee and the Notes Collateral Agent under Section 2.1(a) or 2.1(b) above. If the Bank Agent has not objected in writing to the Trustee’s determination of the amount payable by it to the Bank Agent within three (3) Business Days after the notification in the prior sentence, then the Trustee’s calculation of the amount payable by it to the Bank Agent shall become conclusive and final absent manifest error. If either the Trustee or the Bank Agent does so object in writing to the other’s determination (with a copy to the Notes Collateral Agent), as set forth above, then the obligations of both the Bank

Agent, on the one hand, and the Trustee and Notes Collateral Agent, on the other hand, pursuant to Section 2.1(a) or 2.1(b), as applicable, to make the required payments set forth therein will be extended for no more than 30 days during which time the Bank Agent and the Trustee shall work in good faith to come to agreement on such contested amounts payable. If the Bank Agent and the Trustee do come to agreement on such contested amounts payable, then within three (3) business days after written notice exchanged between the Bank Agent, the Trustee and the Notes Collateral Agent confirming agreement on such contested amounts, the Bank Agent, on one hand, and the Trustee and the Notes Collateral Agent, on the other hand, shall make the payments required by Section 2.1(a) or 2.1(b), as applicable. If the Bank Agent and the Trustee do not come to agreement on such contested amounts payable by the end of such 30-day period, then the obligations of both the Bank Agent and the Trustee and the Notes Collateral Agent pursuant to Section 2.1(a) or 2.1(b), as applicable, to make the required payments set forth therein will be extended further until the procedure set forth in Section 2.3 below is completed.

(b) The Notes Collateral Agent agrees to promptly notify the Trustee each time it receives a Notes Recovery Amount. The Trustee agrees to promptly notify the Bank Agent and the Notes Collateral Agent in writing of the occurrence of each Subsequent Notes Trigger Date after obtaining actual knowledge of the occurrence of such Subsequent Notes Trigger Date. Within three (3) Business Days after delivery of the written notice referred to in the preceding sentence, the Trustee shall notify the Bank Agent and the Notes Collateral Agent in writing of its determination of the amount payable by it and the Notes Collateral Agent to the Bank Agent under Section 2.1(c). If the Bank Agent has not objected in writing to the Trustee’s determination of the amount payable by it and the Notes Collateral Agent to the Bank Agent within three (3) Business Days after the notification in the prior sentence, then the Trustee’s calculation of the amount payable by it or the Notes Collateral Agent to the Bank Agent shall become conclusive and final absent manifest error. If the Bank Agent does so object in writing to the Trustee (with a copy to the Notes Collateral Agent) as set forth in the prior sentence, then the obligation of the Trustee and the Notes Collateral Agent pursuant to Section 2.1(c) to make the required payments set forth therein will be extended for no more than 30 days during which time the Bank Agent and the Trustee shall work in good faith to come to agreement on such contested amounts payable. If the Bank Agent and the Trustee do come to agreement on such contested amounts payable, then within three (3) business days of written notice exchanged between the Bank Agent, on one hand, and Trustee and the Notes Collateral Agent, on the other hand, confirming agreement on such contested amounts, the Trustee and the Notes Collateral Agent shall make the payment required by Section 2.1(c). If the Bank Agent and the Trustee do not come to agreement on such contested amount payable by the end of such 30 day period, then the obligations of the Trustee and the Notes Collateral Agent pursuant to Section 2.1(c) to make the required payments set forth therein will be extended further until the procedure set forth in Section 2.3 below is completed.

2.3 In the event of a dispute between the Trustee and the Bank Agent over a contested amount payable under Section 2.1 that is not resolved in accordance with Section 2.2 (a “Dispute”), such Dispute shall be resolved exclusively according to the procedures set forth in this Section 2.3 through binding arbitration pursuant to the Commercial Arbitration Rules and the Procedures for Complex Cases of the American Arbitration Association (“AAA”) then in effect (the “Rules”). A single, neutral arbitrator shall be selected by the joint agreement of the Parties who is knowledgeable in the field of bankruptcy and restructuring law, but if they do not so agree within fifteen (15) days after expiration of the thirty (30) day period referenced in the last sentence of Section 2.2(b), the following procedures shall apply. Each Party shall appoint one neutral and impartial arbitrator within thirty (30) days after expiration of the thirty (30) day period referenced in the last sentence of Section 2.2(b), and the arbitrators so appointed shall appoint a third arbitrator within fifteen (15) days of the appointment of the second arbitrator, who shall serve as the arbitrator(s) of the Dispute. Any arbitrators not timely selected shall be appointed by the AAA in accordance with the Rules. Any arbitrator appointed by the AAA shall be a practicing attorney admitted for at least fifteen (15) years, with significant experience as an arbitrator of large, complex commercial cases or be a retired or former federal judge. In addition, if practicable, any arbitrator appointed by the AAA shall be knowledgeable in the field of bankruptcy and restructuring law. The arbitrator(s) shall have a conference with the parties within ten (10) days of appointment and shall design and implement a schedule for the prompt and fair adjudication of the Dispute. The hearing shall be held as soon as possible, if practicable, no later than thirty (30) days after the appointment of the arbitrator(s), and the arbitrators shall render a decision within thirty (30) days after such hearing. The timeline and procedures set forth above in this Section 2.3 may be extended or otherwise modified by written agreement between the Trustee and the Bank Agent. The site of such arbitration shall be New York, New York. The arbitrator(s) shall be entitled to engage a financial advisor to assist in questions of valuation. The arbitrator(s) may extend any time limit contained herein for good cause shown. The award of the arbitrator(s) shall be made in a written opinion. The determination of the arbitrator(s) will be conclusive and binding. Within three (3) Business Days after receiving written notice of the arbitrator(s) determination, the Bank Agent and/or the Trustee and the Notes Collateral Agent, as applicable, will make the payment to the other required by Section 2.1 in the amount determined by the arbitrator(s). By signing the Consent below, the Parent Borrower agrees to pay on demand the fees, costs and expenses in connection with the arbitration, including, without limitation, fees and expenses of counsel to each of the Parties, the fees, costs and expenses of the arbitrator(s) and any financial advisor engaged by the arbitrator(s).

2.4 Following the Trigger Date and until paid to the Trustee in accordance with Section 2.1, the Bank Agent, acting reasonably and in good faith, shall hold in trust (and not distribute to the underlying holders) for the benefit of the Trustee and the Noteholders an amount of any Principal Properties Recovery Amount received by it equal to the amount thereof that it reasonably believes shall be required to be paid to the Trustee under Section 2.1 upon the First Principal Properties Trigger Date or any Subsequent Principal Properties Trigger Date, as applicable; provided that if there shall be a Dispute, then the Bank Agent shall hold in trust (and not distribute to the underlying holders) for the benefit of the Trustee and the Noteholders the maximum amount of any Principal Properties Recovery Amount that it reasonably believes may be required to be paid to the Trustee if the Dispute is resolved in favor of the Trustee. The Notes Collateral Agent agrees that, with respect to any Notes Recovery Amount that it receives, to the extent it is not required under this Agreement to pay such Notes Recovery Amount to the Bank Agent, it shall immediately pay such Notes Recovery Amount to the Trustee. Following the Trigger Date and until paid to the Bank Agent in accordance with Section 2.1, the Trustee, acting reasonably and in good faith, shall hold in trust (and not distribute to underlying holders) for the benefit of the Bank Agent and the Lenders an amount of any Notes Recovery Amount received by it equal to the amount thereof that it reasonably believes shall be required to be paid to the Bank Agent pursuant to Section 2.1 upon the First Principal Properties Trigger Date, any Subsequent Principal Properties Trigger Date or any Subsequent Notes Trigger Date, as applicable; provided that if there shall be a Dispute, then the Trustee shall hold in trust (and not distribute to the underlying holders) for the benefit of the Bank Agent and the Lenders the maximum amount of any Notes Recovery Amount that it reasonably believes may be required to be paid to the Bank Agent if the Dispute is resolved in favor of the Bank Agent.

2.5 Whenever a Party hereunder shall be required, in connection with the exercise of its rights or the performance of its obligations hereunder, to determine the existence or principal amount of the Loans and/or Notes then outstanding, it may request that such information be furnished in writing by the other Party and shall be entitled to rely on and make a determination on the basis of the information so furnished. If such information is not promptly provided by the other Party, such Party shall be entitled to rely on and make a determination on the basis of a certificate of the Parent Borrower.

3 Representations and Warranties.

Each Party represents and warrants to each other Party that this Agreement has been duly executed and delivered by its duly authorized officer and constitutes its legal, valid and binding obligation enforceable against it in accordance with the terms hereof, except as such enforceability may be limited by the Bankruptcy Code and by general principles of equity. In addition, the Parties agree that no other representation or warranty is being made hereunder to the other Party hereto, including, without limitation, as to the validity, enforceability and perfection of any Lien that it may hold for the benefit of the secured parties under the Amended Credit Agreement and the Indenture or the validity and enforceability of the obligations under the Amended Credit Agreement and the Indenture.

4 Disposition of Collateral.

The Trustee and the Notes Collateral Agent agree that during the term of this Agreement, the Bank Agent shall (a) at all times have the sole right to control the timing, disposition and enforcement of rights and remedies with respect to the Encumbered Principal Properties, (b) have the sole right to control the timing, disposition and enforcement of rights and remedies with respect to the Encumbered Principal Properties, (c) have the sole right to make any determinations with respect to, and how to vote, its and the claims of the Lenders in any Insolvency and Liquidation Proceeding and (d) shall be entitled to act with respect to the Encumbered Principal Properties without regard to the interests of the Trustee or the Noteholders. Each of the Trustee and the Notes Collateral Agent agrees that neither it nor the Noteholders shall have any right to contest, protest, or object to any foreclosure proceedings with respect to the Encumbered Principal Properties or any other exercise of remedies with respect thereto or any determination not to exercise remedies with respect to the Encumbered Principal Properties. Each of the Trustee and the Notes Collateral Agent agrees that nothing in this Agreement shall give it or the Noteholders any right to object, contest or protest any action taken by the Bank Agent or the Lenders in any Insolvency and Liquidation Proceeding (except as specifically provided in Section 2.3 of this Agreement and other than with respect to any action taken in material violation of this Agreement).

5 Waiver of Certain Rights.

Each of the Parties agrees not to assert, and hereby waives, to the fullest extent permitted by law: any right to demand, request, plead or otherwise assert or otherwise claim the benefit of, any marshaling, appraisement, valuation or other similar right that may otherwise be available under applicable law or any other similar rights a creditor may have under applicable law, including any and all such or similar rights as may exist under the Uniform Commercial Code of any applicable jurisdiction.

6 No Fiduciary, Agency or Trust Relationship.

Nothing in this Agreement shall be deemed to create a fiduciary, agency or trust relationship (other than the obligation to hold the amounts and properties as described in Section 2.4 hereof in trust) between or among any of the Parties. The only obligations that the Parties hereto shall have to each other are the express obligations set forth in this Agreement.

7 Further Assurances.

Each Party agrees to cooperate fully with each other Party, to the end that the terms and provisions of this Agreement may be promptly and fully carried out.

8 No Waiver.

No failure or delay on the part of any Party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder.

9 Equitable Remedies.

The Parties recognize that money damages may provide an insufficient remedy to each of them for breach of their respective obligations under this Agreement and therefore agree that specific performance of the obligations of the respective Parties may be granted to each of them hereunder.

10 Inconsistencies Agreement.

The Parties agree that in the event of any conflict between the provisions of this Agreement on the one hand and the provisions of the Amended Credit Agreement, the Indenture or the First Lien Intercreditor Agreement, on the other as the case may be, the provisions of this Agreement shall control.

11 No Third Party Beneficiaries.

All of the understandings and agreements contained herein are for the benefit of the Parties, the Lenders and the Noteholders, and no other Persons, including, without limitation, the Company, are intended to be benefitted in any way whatsoever by this Agreement. Nothing contained in this Agreement shall limit or otherwise impair the rights of a Party against or with respect to the Company or its property or the obligations of the Company in favor of a Party.

12 Notices.

All notices, deliveries and other communications to any Party hereunder shall be in writing (including fax, telex or similar writing) and shall be given to such other Party in accordance with the provisions set forth in Section 5.01 of the First Lien Intercreditor Agreement.

13 Amendments and Waivers.

Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by each of the Parties herein.

14 Effectiveness; Termination; Effectiveness in Bankruptcy.

This Agreement shall become effective upon the date first above written, but subject to the Amendment becoming effective. Unless the Trigger Date shall have already occurred, this Agreement shall terminate and be of no further force and effect on the Springing Lien Termination Date. The provisions of this Agreement shall be enforceable during any Insolvency or Liquidation Proceeding with respect to the Parent Borrower or any of its Subsidiaries, whether under Section 510(a) of the Bankruptcy Code or otherwise.

15 Additional Parties.

If the Parent Borrower incurs indebtedness in a Permitted Debt Exchange that constitutes Additional First Lien Obligations, and such indebtedness is permitted to be incurred under the terms of the Amended Credit Agreement (including, without limitation, Section 2.18 of the Credit Agreement) and the Indenture at the time of its incurrence and to have the rights given to the Notes under this Agreement, the Parties agree to execute such amendments to this Agreement (which can take the form of an amendment and restatement of this Agreement) as are reasonably necessary to provide the holders of such indebtedness (and MFN Notes (as defined below)) and their representatives with the same rights and obligations hereunder as the Noteholders and the Trustee. For the avoidance of doubt, the only indebtedness that shall be entitled to have the rights given to the Notes under this Agreement are Permitted Debt Exchange Notes (as defined in the Amended Credit Agreement as in effect on the date hereof) issued pursuant to and in accordance with Section 2.18 of the Credit Agreement the principal amount of which reduces on a dollar for dollar basis the principal amount of Term Loans outstanding under the Amended Credit Agreement and any other notes issued in exchange for (and in cancellation of) a like principal amount of the Notes pursuant to Section 4.21 of the Indenture (as in effect on the date hereof) (or similar provision) (such other notes, the “MFN Notes”).

16 Governing Law Submission to Jurisdiction; WAIVER OF JURY TRIAL.

This Agreement shall be construed in accordance with and governed by the law of the State of New York. The provisions of Sections 5.08 (Submission to Jurisdiction etc.) and 5.09 (WAIVER OF JURY TRIAL) of the First Lien Intercreditor Agreement shall be incorporated herein by reference and apply to this Agreement as if fully set forth herein.

17 Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of each of the Parties and their respective successors and assigns.

18 Counterparts.

This Agreement may be signed in any number of counterparts, each of which shall be deemed to be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Delivery of an executed signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof.

19 Entire Agreement.

This Agreement embodies the entire agreement and understanding among the Parties and consented to by the Company and supersedes all prior agreements and understandings among the Parties and consented to by the Company relating to the subject matter hereof.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

CITIBANK, N.A., as Bank Agent

By:	/s/ Kirkwood Roland
Name: Kirkwood Roland
Title: Director & Vice President

U.S. Bank National Association, as Trustee

By:	/s/ Brad Hounsel
Name: Brad Hounsel
Title: Vice President

Deutsche Bank Trust Company Americas, as Notes Collateral Agent

By:	Deutsche Bank National Trust Company

By:	/s/ Wanda Camacho
Name: Wanda Camacho
Title: Vice President

By:	/s/ Annie Jaghatspanyan
Name: Annie Jaghatspanyan
Title: Vice President

By signing this Consent, Clear Channel Communications, Inc., on behalf of itself and its Subsidiaries, hereby unconditionally consents to the terms and conditions set forth in the attached Collateral Sharing Agreement, dated as of October 25, 2012, including the payment of the fees and expenses referred to in Section 2.3 thereof.

CLEAR CHANNEL COMMUNICATIONS, INC.

By:	/s/ Brian D. Coleman
Name: Brian D. Coleman
Title: Senior Vice President and Treasurer

Date:	October 25, 2012

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